-----------------------------
                       UNITED STATES                        OMB APPROVAL
           SECURITIES AND EXCHANGE COMMISSION      -----------------------------
                   Washington, D.C. 20549          OMB Number:         3235-0058
                                                   Expires:     January 31, 2002
                                                   Estimated average burden
                          FORM 12b-25              hours per response ..... 2.50
                                                   -----------------------------
                                                   -----------------------------
                NOTIFICATION OF LATE FILING               SEC FILE NUMBER
                                                             000-29260
(Check One):                                       -----------------------------
                                                   -----------------------------
 |X| Form 10-K and Form 10-KSB |_| Form 20-F |_|
     Form 11-K | | Form 10-Q and Form 10-QSB                 CUSIP NUMBER
 |_| Form N-SAR                                               000 9531 09
     For Period Ended: March 31, 2001              -----------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition  Report on Form 20-F
     [ ] Transition  Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:


--------------------------------------------------------------------------------
  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I -- REGISTRANT INFORMATION

Timebeat.com Enterprises Inc.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

580 Hornby Street, Suite 200
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Vancouver, British Columbia  V6C 3B6 CANADA
--------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons  described  in  reasonable  detail in Part III of this
        |     form could not be eliminated without unreasonable
        |     effort or expense;
        |
  |X| | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion | thereof, will be filed on or before the fifteenth calendar day | following the prescribed due date; or the subject quarterly report | or transition report on Form 10-Q, or portion thereof will be | filed on or before the fifth calendar day following the prescribed
        |     due date; and
        |
        | (c) The  accountant's  statement  or other  exhibit  required  by Rule
              12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The registrant is still preparing its audited financial statements for the fiscal year ended March 31, 2001.


(Attach Extra Sheets if Needed)     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
                                    COLLECTION OF INFORMATION CONTAINED IN THIS
                                    FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
                                    FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
                                    NUMBER.
SEC 1344 (2-99)

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Adam P. Stapen               303                        282-4126
         (Name)                (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No


--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |X| Yes |_| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Company estimates that it will report a net loss of CDN $620,000 for the fiscal year ended March 31, 2001 compared to a net loss of CDN $692,305 for the fiscal year ended March 31, 2000.

================================================================================

                          Timebeat.com Enterprises Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  June 28, 2001                    By /s/THOMAS L. CROM
                                           -------------------------------------
                                           Thomas L. Crom, Secretary



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------- ATTENTION ----------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------